Exhibit 23.4

CONSENT

We hereby consent to the reference to our “Valuation of Park Inn Hotel and Radison Blu Astrid Hotel in Antwerp, Belgium” as of December 31, 2013, appearing in the Current Report on Form 6-K of Elbit Imaging Ltd. as filed with the Securities and Exchange Commission on March 31, 2014 and to the incorporation by reference of such Current Report in this Registration Statement on Form F-1/A filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Cushman & Wakefield s.r.o
Cushman & Wakefield
Managing Partner

Prague, Czech Republic

November 27, 2014